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                                                                    EXHIBIT 23.1


                              ACCOUNTANTS' CONSENT


The Board of Directors
Austins Steaks & Saloon, Inc.:

We consent to incorporation by reference in Registration Statement No. 33-92196 on Form S-8 of our report dated April 6, 2001, relating to the consolidated balance sheets of Austins Steaks & Saloon, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income (loss), stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report is included in the December 31, 2000 annual report on Form 10-KSB of Austins Steaks & Saloon, Inc.

                                       /s/ KPMG LLP

Roanoke, Virginia
April 13, 2001